Exhibit 10.12

1 February 2013

SHARE PLEDGE AGREEMENT

in respect of shares in

DUPONT PERFORMANCE COATINGS BELGIUM BVBA

COATINGS CO. (UK) LIMITED

and

TEODUR B.V.

as Pledgors

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Pledgee

- i-

SHARE PLEDGE AGREEMENT

BETWEEN:

1.	COATINGS CO. (UK) LIMITED, a UK company with its registered office at C/O The Carlyle Group, Lansdowne House, 57 Berkeley Square, London W1J 6ER, registration number 08330148;

TEODUR B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated in the Netherlands, having its corporate seat in Breda, the Netherlands, and having its address at Nikkelstraat 45, 4823 AE Breda, the Netherlands, registered with the Dutch Trade Register under number 20045766, (the “Pledgors”); and

2.	WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, with its office at 246 Goose Lane, Suite 105, Guilford, Connecticut 06437, United States of America, as collateral agent under the Secured Notes Indenture (in such capacity, together with any successor collateral agent and/or trustee appointed pursuant to the Secured Notes Indenture referred to below, the “Notes Collateral Agent”) for the Noteholder Secured Parties (as defined below) pursuant to Article 5 of the Law of 15 December 2004 on financial collateral (in such capacity, the “Pledgee”).

WHEREAS:

Pursuant that certain Indenture (the “Secured Notes Indenture”) dated as of 1 February 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time), by and among U.S. Coatings Acquisition Inc., a Delaware corporation (the “U.S. Co-Issuer”), and Flash Dutch 2 B.V., a private company with limited liability incorporated under the laws of the Netherlands with corporate seat in Amsterdam, the Netherlands (the “Dutch Co-Issuer” and, together with the U.S. Issuer, the “Issuers”), the Guarantors from time to time party thereto, including the Pledgors, and Wilmington Trust, National Association, as trustee and collateral agent, the Issuers have issued the 5.750% Senior Secured Notes due 2021 (the “Secured Notes”).

It is a condition under the Indenture that the Pledgors grant the pledge created by this Agreement.

The Pledgors hold all the shares in DuPont Performance Coatings Belgium, a Belgian société privée à responsabilité limitée / besloten vennootschap met beperkte aansprakelijkheid with its registered office at Antoon Spinoystraat 6B, 2800 Mechelen, enterprise number 844.220.989, RPM/RPR Mechelen (the “Company”).

IT HAS BEEN AGREED AS FOLLOWS:

1.	DEFINITIONS

Terms defined in the Secured Notes Indenture and not otherwise defined in this Agreement have the meaning given to such terms in the Secured Notes Indenture. In addition, the following terms shall have the following meaning for the purposes of this Agreement, unless the context otherwise requires:

“Enforcement Event” means an Event of default as defined in the Secured Notes Indenture.

“Pari Passu Share Pledge Agreement” means the share pledge agreement entered into by the Pledgors and Barclays Bank PLC dated 1 February 2013.

“Pledged Assets” means the Shares together with the other assets defined as such under Clause 6.1.

“Secured Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the Secured Notes Indenture, including the Pledgors’ obligations under Clauses 9 and 11.

“Noteholder Secured Parties” means, collectively, the Notes Collateral Agent, the Trustee, each Holder of Secured Notes and each other holder of, or obligee in respect of, any Obligations (as defined in the Secured Notes Indenture) in respect of the Secured Notes outstanding at such time.

“Shares” has the meaning set out in Clause 2.

2.	PLEDGE

The Pledgors hereby pledge to the Pledgee, as security for the due performance of the Secured Obligations, the 12,049,270 shares No. 1 to 12,049,270 inclusive that they currently hold in the Company (being 12,049,268 shares No° 1 to 6,024,634 inclusive and N° 6,024,636 to 12,049,269 inclusive held by Coatings Co. (UK) Limited and 2 shares No. 6,024,635 and 12,049,270 held by Teodur B.V.), and any other shares in the Company that they may subscribe to or acquire in the future (the “Shares”).

3.	THE SHARES

3.1	The Shares are in registered form. The Pledgors shall not, without the Pledgee’s prior written consent (not to be unreasonably withheld or delayed), permit the conversion of the Shares into dematerialised shares.

3.2	The Pledgors shall arrange for the following notice to be recorded and dated in the share register of the Company and signed therein on behalf of the respective Pledgor, the Pledgee and the Company simultaneously with the execution hereof, and shall procure that a photocopy of the relevant pages of the share register shall be delivered to the Pledgee:

[        ] aandelen op naam nr [        ] t/m [        ] zijn in pand gegeven in eerste rang ten gunste van Wilmington Trust, National Association overeenkomstig een Share Pledge Agreement dd. 1 februari 2013 dat gelijke rang neemt met de Share Pledge Agreement dd. 1 februari 2013 ten gunste van Barclays Bank PLC overeenkomstig een Intercreditor Agreement dd. [        ] .

[English translation: [        ] registered shares n° [        ] to [        ] included, are pledged in favour of Wilmington Trust, National Association in accordance with a first ranking Share Pledge Agreement dated 1 February 2013, ranking pari-passu with the Share Pledge Agreement dated 1 February 2013 in favour of Barclays Bank PLC in accordance with an Intercreditor Agreement dated [        ].]

4.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1	Each Pledgor represents, warrants and undertakes to the Pledgee that:

(a)	Such Pledgor is a corporation duly incorporated under the laws of its jurisdiction of incorporation, validly existing and not in liquidation, with power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate and other action required to authorise its execution and performance of this Agreement has been duly taken.

(b)	The Company is a société privée à responsabilité limitée / besloten vennootschap met beperkte aansprakelijkheid duly established under the laws of Belgium, validly existing and not in liquidation, and the copy of the co-ordinated statutes of the Company as delivered by the Pledgors to the Pledgee prior to the date hereof is complete, correct and current.

(c)	The capital of the Company is represented by 12,049,270 identical shares. There are no beneficial shares or other shares which do not represent the capital of the Company in existence, nor any warrant, convertible bond or other right whatsoever to acquire shares in the Company.

(d)	The Pledgors own the Shares free and clear of any encumbrances, other than the Pari Passu Share Pledge Agreement and liens permitted under the Secured Notes Indenture. There is no floating charge (gage sur fonds de commerce / pand op handelszaak) or similar foreign law security in existence on the businesses of the Pledgors, nor any mandate or undertaking to create the same, in each case save to the extent as permitted under the Secured Notes Indenture. The Shares have not been acquired by any Pledgor, as part of an acquisition of a business or of another set of assets falling under Article 442bis of the Income Tax Code 1992, Article 93undecies.B of the VAT Code or Article 16ter of the Royal Decree No. 38 of 27 July 1967 on the social status of self-employed persons.

(e)	The shareholders of the Company have duly approved the creation of this pledge in a decision taken on the basis of Article 249 of the Company Code and article 8(b) and (c) of the statutes of the Company, and have agreed (to the extent possible) that the effect of such approval extends to any transfer of Shares that may take place as a result of the enforcement of this pledge and the copy of such resolution as delivered by the Pledgors to the Pledgee is complete, correct and current. The Pledgors shall procure that the Company shall, forthwith upon the execution hereof, provide the Pledgee with a certificate substantially in the form of Schedule 1. Other than the above mentioned Article 249 of the Company Code and article 8(b) and (c) of the Company’s statutes, there are no limitations, whether pursuant to the statutes of the Company or to any agreement (other than the Credit Agreement and any other agreements permitted hereunder), to the transferability of the Shares or to the exercise of the voting rights attached thereto. There is no cause of suspension of the voting rights attached to the Shares.

(f)	The Shares are fully paid-up. The Company has not declared any dividends in respect of the Shares that are still unpaid on the date hereof.

(g)	No share certificate, as contemplated in Article 235 of the Company Code, has been or will be issued in respect of the Shares unless delivered to the Collateral Agent.

4.2	The Pledgors undertake as follows:

(a)	The Pledgors shall not dispose of the Shares or any other Pledged Assets, shall not create any other pledge, charge or encumbrance in respect of the Shares or any other Pledged Assets (irrespective of whether ranking behind the pledge created hereby), and shall not permit the existence of any such pledge, charge or encumbrance, save for the Pari Passu Share Pledge Agreement, in each case, unless as otherwise permitted by the Credit Agreement.

(b)	In the event that any executory seizure (saisie exécution / uitvoerend beslag) or conservatory seizure (saisie conservatoire / bewarend beslag) is made on the Shares, the Pledgors undertake to use their best efforts and take all measures (in court as the case may be) so that such seizure is lifted within 45 days of its first being made.

(c)	The Pledgors shall not take any action that may make the law of 15 December 2004 on financial collateral inapplicable to this pledge.

(d)	The Pledgors shall cooperate with the Pledgee and sign or cause to be signed all such further documents and take all such further action as the Pledgee may from time to time reasonably request to perfect and protect the pledge of the Pledged Assets and to carry out the provisions and purposes of this Agreement.

(e)	The Pledgors shall amend the statutes of the Company within 60 Business Days from the date of this Agreement, to provide for an exemption from the transfer restrictions set out therein for any transfer of the shares resulting from an enforcement of the pledge created by this Agreement, and to provide the Pledgee not later than 70 Business Days from the date of this Agreement, with a complete, correct and current copy of the amended coordinated statutes of the Company.

5.	SCOPE OF THE PLEDGE

5.1	This pledge shall be a continuing security, shall remain in force until expressly released in accordance with Clause 8.1, and shall in particular not be discharged by reason of the circumstance that there is at any time no Secured Obligation currently owing from the Pledgors to the Pledgee or any other Secured Party.

5.2	This pledge shall not be discharged by the entry of any Secured Obligations into any current account, in which case this pledge shall secure any provisional or final balance of such current account up to the amount in which the Secured Obligations were entered therein.

5.3	The Pledgee may at any time without discharging or in any way affecting this pledge (a) grant the Pledgors any time or indulgence, (b) concur in any moratorium of the Secured Obligations, (c) consent to any amendment of the terms and conditions of the Secured Obligations, (d) abstain from taking or perfecting any other security and discharge any other security, (e) abstain from exercising any right or recourse or from proving or claiming any debt and waive any right or recourse and (f) apply any payment received from the Pledgors or for its account specifically not paid or received with respect to the Secured Obligations towards obligations of the Pledgors other than the Secured Obligations secured hereby.

6.	RIGHTS ATTACHING TO THE SHARES

6.1	Cash and non-cash returns on the Shares

(a)	Unless an Enforcement Event has occurred and so long as it is continuing, any cash return on the Shares shall be paid to the Pledgors to the extent not prohibited by the Secured Notes Indenture.

Any cash return on the Shares in the event that an Enforcement Event has occurred and is continuing, shall be paid exclusively to the Pledgee which shall apply the same towards the Secured Obligations. In the absence of Secured Obligations currently due and payable, the Pledgee shall apply such funds in accordance with the Secured Notes Indenture.

(b)	Any return on the Shares other than a cash return, irrespective of whether in the form of dividend shares, bonus shares, shares allocated on the occasion of a partial scission or otherwise, shall be delivered exclusively to, or shall as the case may be give rise to the recording in the share register of the Company of a notice as provided in Clause 3 in the name of, the Pledgee and shall be part of the Pledged Assets.

6.2	Voting rights

(a)	Subject to paragraph 6.2 (b) below, the Pledgors shall be entitled to exercise all voting rights on the Shares. The Pledgors shall exercise their voting rights in respect of the Shares in any manner not prohibited by the Secured Notes Indenture.

(b)	If an Enforcement Event has occurred and so long as it is continuing, however, the Pledgee shall be entitled as attorney of the Pledgors to vote at any shareholders meeting or on any written shareholders resolution of the Company with respect to the following matters:

(i)	increase or reduction of capital;

(ii)	amendment of the statutes of the Company;

(iii)	modification of rights attached to the Shares;

(iv)	declaration of dividends; and

(v)	merger, split up, transfer of business or important assets, winding-up, liquidation, bankruptcy and collective proceedings.

The above appointment of the Pledgee as attorney of the Pledgors is irrevocable. The Pledgee has the power of substitution, and may exercise the voting rights as it sees fit and without regard to any instructions from the Pledgors.

With respect to matters other than those set out in paragraphs (i) to (v) above, if an Enforcement Event that has occurred and so long as it is continuing, the Pledgors shall cast the votes attaching to the Shares in accordance with the Pledgee’s instructions, which instructions the Pledgors shall timeously seek.

(c)	If an Enforcement Event has occurred and so long as it is continuing, the Pledgors shall forthwith give the Pledgee a copy of any convening notice or agenda of general shareholders meetings of the Company, and shall give the Pledgee notice of any proposed written shareholders resolution at least ten days before its adoption. The Pledgors shall not waive the right (whether statutory or in accordance with the Company’s statutes) to any notice period in respect of the convening of general shareholders meetings of the Company.

6.3	Subscription rights

The Pledgors shall exercise all subscription rights to which the Shares may be entitled. The shares resulting from the exercise of any such right shall be held in pledge by the Pledgee as collateral for the Secured Obligations, shall be part of the Shares for the purposes of this Agreement, and shall be delivered to the Pledgee or shall as the case may be give rise to the recording in the share register of the Company of a notice as provided in Clause 3 in the name of the Pledgee.

6.4	Contribution calls

The Pledgors shall forthwith pay up any contribution duly called in respect of the Shares.

7.	ENFORCEMENT

7.1	Upon the occurrence of an Enforcement Event and so long as it is continuing, the Pledgee shall be entitled to enforce this pledge, to sell all or part of the Pledged Assets and to apply the proceeds thereof against the Secured Obligations in accordance with the terms of the Intercreditor Agreement and the Secured Notes Indenture.

7.2	Without prejudice to Clause 7.1, the Pledgee shall also be entitled (but shall have no obligation), upon the occurrence of an Enforcement Event and as long as it is continuing, to forfeit and appropriate all or part of the Pledged Assets and to apply the value thereof against the Secured Obligations. For the purposes of this application, the value of the Shares shall be deemed equal to the lesser of:

(a)	their book value (being, per Share, the net assets of the Company determined in accordance with Article 617 of the Company Code for the purposes of dividend declarations divided by the total number of outstanding shares) as per the latest available non-consolidated balance sheet of the Company; and

(b)	their book value as per the non-consolidated balance sheet of the Company updated as of the date of such appropriation of the Shares (or the nearest date thereto as of which such update can practically be established).

Unless the Pledgee waives the right to an update of the Company’s balance sheet, the Pledgors shall endeavour to obtain that the Company draws up an updated balance sheet as required under paragraph (b). If the Pledgors fail to deliver to the Pledgee, within 45 days of the Pledgee’s request (which request may only be made after the occurrence of an Enforcement Event and as long as it is continuing), such duly updated balance sheet accompanied with an unqualified audit report, the updated balance sheet may be drawn up by an independent firm of accountants of good international repute selected and instructed by the Pledgee. The Pledgors shall procure that all necessary documents and data are made available by the Company to that firm of accountants. The updated balance sheet shall be drawn up using the same method as for “end of business year” accounts, in particular as to pro rata accruals and depreciations, and shall be based on valuation rules duly adapted in accordance with accounting law in the event that the prospect of continuity of the business of the Company can not be maintained.

The valuation of Pledged Assets other than the Shares, if any, shall be made in accordance with the above rules applied mutatis mutandis.

7.3	The exercise by the Pledgee of the rights set out in this Clause 7 shall not be subject to prior notice nor authorisation from the courts.

8.	DISCHARGE OF THE PLEDGE

8.1	This pledge shall be discharged by release hereby granted by the Pledgee in accordance with Section 11.6 of the Secured Notes Indenture.

8.2	Any release of this pledge shall be null and void and without effect if any payment received by the Pledgee or any other Secured Party and applied towards satisfaction of all or part of the Secured Obligations (a) is avoided or declared invalid as against the creditors of the maker of such payment, or (b) becomes repayable by the Pledgee to a third party, or (c) proves not to have been effectively received by the Pledgee or such other Secured Party.

9.	PLEDGEE’S DUTIES

The Pledgee shall not be liable for any acts or omissions with respect to the Pledged Assets or the enforcement of this pledge, except in case of its gross negligence or wilful misconduct. The Pledgee shall be under no obligation to take any steps necessary to preserve any rights in the Pledged Assets against any third parties but may do so at its option after any applicable grace periods have elapsed, and all expenses incurred in connection therewith shall be for the account of the Pledgors. If any such expenses are borne by the Pledgee, the Pledgors shall on first demand reimburse the Pledgee therefor, and this reimbursement obligation shall be part of the Secured Obligations. The Pledgee is entitled to all the rights and protections granted to the Collateral Agent set forth in the Secured Notes Indenture as if the same were set forth herein.

10.	RANKING

The security created pursuant to this Share Pledge Agreement shall rank pari passu with the Pari Passu Share Pledge Agreement in accordance with the Intercreditor Agreement.

11.	EXPENSES

All expenses and duties in connection with this Agreement, in particular with regard to the establishment and perfection of this pledge, its enforcement (including the valuation of the Shares for the purposes of Clause 7.2) and the granting of any release, shall be borne by the Pledgors. If any such expenses or duties are borne by the Pledgee, the Pledgors shall reimburse the Pledgee therefor, in accordance with Section 7.6 of the Secured Notes Indenture.

12.	NOTICES

Any notice in connection herewith shall be made in accordance with Section 12.1 of the Secured Notes Indenture.

13.	SEVERABILITY

The invalidity or unenforceability of any provisions hereof shall not affect the validity or enforceability of this Agreement or of any other provision hereof.

14.	INTERCREDITOR AGREEMENT

Notwithstanding any provision to the contrary in this Agreement, if any intercreditor agreement is entered into in accordance with Section 11.3 of the Secured Notes Indenture (including the Intercreditor Agreement), in the event of any conflict or inconsistency between the provisions of such intercreditor agreement (including the Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement (including the Intercreditor Agreement) shall prevail.

15.	WAIVER

No failure on the part of the Pledgee to exercise, or delay on its part in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Pledgee of any right preclude any further or other exercise of such right or the exercise by the Pledgee of any other right.

16.	TRANSFERABILITY

The benefit of this pledge and of this Agreement shall pass automatically to any transferee of all or part of the Secured Obligations, irrespective of whether such transfer shall take place by way of assignment, novation by substitution of creditor or otherwise, or to any successor collateral agent or co-collateral agent appointed in accordance with Section 11.1 or Section 7.7 of the Secured Notes Indenture. Such transferee, or successor collateral agent or co-collateral agent shall henceforth be regarded as the Pledgee, or a co-Pledgee, for all purposes of this Agreement, and the transferor (or the original Collateral Agent) may transfer possession of the Pledged Assets to it.

17.	LAW AND JURISDICTION

This Agreement shall be governed by Belgian law. The parties agree that any dispute in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts of Brussels, without prejudice however to the rights of the Pledgee to take legal action before any other court of competent jurisdiction. For the purposes of any legal action (including any appeal (recours / rechtsmiddel) and enforcement) in Belgium in connection with this Agreement, the Pledgor irrevocably elects domicile at the registered office from time to time of the Company.

Documentary duty of EUR 0.15 per original paid by bank transfer from Clifford Chance on 31 August 2011. Droit d’écriture de 0,15 euro par original payé par transfert bancaire de Clifford Chance le 31 août 2011. Recht op geschriften van 0,15 euro per origineel betaald per overschrijving door Clifford Chance op 31 augustus 2011.

Made in three originals on 1 February 2013.

COATINGS CO (UK) LIMITED

Signed as a deed by	)
Laurent Verhavert	)	/s/ Laurent Verhavert
as attorney for Coatings Co (UK))

TEODUR B.V.

/s/ Laurent Verhavert
name: Laurent Verhavert by power of attorney

WILMINGTON TRUST, NATIONAL ASSOCIATION as Collateral Agent

/s/ Laura De Winter
name: Laura De Winter by power of attorney

SCHEDULE 1

DECLARATION BY THE COMPANY

[letterhead of DuPont Performance Coatings Belgium]

WILMINGTON TRUST, NATIONAL ASSOCIATION

246 Goose Lane, Suite 105

Guilford, Connecticut 06437

United States of America

1 February 2013

Gentlemen,

Pledge of shares

We refer to the Share Pledge Agreement dated 1 February 2013 between Coatings Co (UK) Limited and Teodur B.V. as Pledgors and you as Pledgee concerning a pledge of 12,049,270 shares in our Company.

This is to confirm that:

(a)	we have full knowledge of the terms and conditions of the above mentioned Share Pledge Agreement;

(b)	our shareholders have duly approved the creation of such pledge in a decision taken on the basis of Article 249 of the Company Code and article 8(b) and (c) of the statutes of our Company and have agreed (to the extent possible) that the effect of such approval extends to any transfer of shares that may take place as a result of the enforcement of such pledge; a complete, correct and current copy of the minutes of the shareholders meeting is attached for your records; and

(c)	Coatings Co (UK) Limited and Teodur B.V. are recorded in our shareholders register as the holder of 12,049,268 shares and 2 shares respectively in our Company; we have no notice of any transfer of such shares to a third party, nor of any attachment or other encumbrance thereon, so that to the best of our knowledge Coatings Co (UK) Limited and Teodur B.V. own such shares free and clear of any encumbrances.

Yours faithfully,

DUPONT PERFORMANCE COATINGS BELGIUM

name:
by power of attorney